Exhibit 4.2
CONDITIONAL SUBSCRIPTION AGREEMENT
This conditional subscription agreement (hereinafter the “Agreement”) is entered into in the Autonomous City of Buenos Aires, on this [ ] day of [ ] 2006, by and among:
1. JORGE HORACIO BRITO I.D. [ ], of 53 years of age, married in [first] wedlock, of Argentine nationality, [profession], DELFÍN JORGE EZEQUIEL CARBALLO D.N.I. [ ], of 53 years of age, married in [first] wedlock, of Argentine nationality, [profession], FERNANDO ANDRES SANSUSTE I.D. [ ], of 53 years of age, married in [first] wedlock, of Argentine nationality, [profession], and JUAN PABLO BRITO DEVOTO I.D. [ ], of 45 years of age, married in [first] wedlock, of Argentine nationality, [profession], shareholders of Banco Macro Bansud S.A., all of them domiciled at Sarmiento 447, in the Autonomous City of Buenos Aires, Republic of Argentina (hereinafter, the “Subscribing Shareholders”); and
BANCO MACRO BANSUD S.A., a financial entity organized and existing under the laws of the Republic of Argentina, domiciled at Sarmiento 447, Autonomous City of Buenos Aires, Republic of Argentina (hereinafter, the “Issuer” and collectively with the Subscribing Shareholders, the “Parties”).
WHEREAS:
(a) Pursuant to the ordinary and extraordinary shareholders meeting dated September 26, 2005 and the Board of Directors’ meeting dated [ ] of [ ] 2005 of the Issuer, it was resolved, inter alia: (i) to increase the Issuer’s capital stock in the amount of up to $ 75,000,000 nominal value (nominal value seventy five million pesos) and the pertinent issue of up to 75,000,000 (seventy-five million) new Class B book-entry ordinary shares, entitled to 1 (one) vote each and of $1 peso par value each (the “New Shares”); (ii) to make a public offering of the New Shares in Argentina and abroad within a range of 85% and 115% of the average traded prices, weighted by the volume traded, of the quotations of the Issuer’s share as recorded by the Buenos Aires Stock Exchange (the “BCBA”) during the five stock exchange business days immediately preceding the date on which the Subscription Price (as such term is defined hereinbelow) (the “Range”); (iii) to apply to the Argentine Securities Commission (“CNV”), the Buenos Aires Stock Exchange (the “BCBA”), the U.S. Securities and Exchange Commission (“SEC”), and the New York Stock Exchange (“NYSE”) for the pertinent authorizations for the public offering and listing of the New Shares pursuant to the provisions of Law Nº 17,811, as amended, and the CNV’s regulations, and to the U.S. Securities Act of 1933 as amended, and the SEC’s regulations, for the purposes of a public offering of the New Shares; (iv) to reduce the term for the Issuer’s shareholders to exercise their preemptive and first refusal rights in respect of the New Shares (the “Preemptive Rights”) up to the legal minimum of ten (10) calendar days (the “Preferred Subscription Term”) in accordance with the provisions of Section 194 of the Argentine Business Companies Law Nº 19,550, as amended (the “Companies Law”); (v) to establish that the subscription price of the New Shares will be fixed by the Issuer, within the Range, during the sixth (6º) stock exchange business day immediately preceding the closing of the Preferred Subscription Term (the “Subscription Price”), and (vi) to establish that the Subscription Price will be fixed in (x): United States dollars for the public offering of ADSs, each representing 10 Class B shares of the Issuer; (y) in pesos for the public offering in Argentina, through conversion of the subscription price set forth in United States dollars in accordance with (x) above at the reference exchange rate reported by the Central Bank of the Republic of Argentina on the date of determination of the Subscription Price, divided by ten; and (z) in United States dollars and divided by ten for the purposes of computing the price per Class B Share for each New Share subscribed, for the subscription of New Shares on the part of the Subscribing Shareholders hereunder.
Pursuant to the Business Companies Law, the Issuer’s shareholders have Preemptive Rights with respect to the capital increase referred to in (a) above. Accordingly, the shareholders will be entitled to subscribe the New Shares during the Preferred Subscription Term at the Subscription Price.

(c) The Subscribing Shareholders are willing to offer on a pro rata basis to their respective shareholdings, [ ] Class B ordinary shares in book-entry form of one peso ($1) par value each, and entitled to one (1) vote each (the “Shares of the Subscribing Shareholders”).
(d) The Shares of the Subscribing Shareholders jointly with the New Shares will be offered for public subscription in the Republic of Argentina and abroad (in the latter case, in the form of American Depositary Shares (“ADS”), in accordance with the following particulars: (i) [ ] Shares of the Subscribing Shareholders to the investing public at large abroad; (ii) [ ] New Shares to the investing public at large in the Republic of Argentina, by virtue of the assignment of the Preemptive Rights made by the Subscribing Shareholders in favor of the Argentine Underwriters (as such term is defined hereinbelow), on account of their [ ] % interest in the capital stock of the Issuer and in the manner described in (f) below; (iii) [ ] New Shares to the investing public at large abroad, by virtue of the assignment of the Preemptive Rights made by the Subscribing Shareholders in favor of the Leading International Underwriters (as such term is defined hereinbelow), in the manner described in paragraph (f) below (jointly (i), (ii) and (iii), the “Shares for the Investing Public”); and (iv) New Shares for the shareholders of the Issuer in the Republic of Argentina for the exercise of their Preemptive Rights, except to the Subscribing Shareholders who will assign their Preemptive Rights in accordance with the provisions of paragraph (f) (the “New Shares Offered to the Minority Shareholders”).
(e) The Issuer and the Subscribing Shareholders have entered with [ ] and [ ] (the “Argentine Underwriters”) into an offering agreement providing for the concurrent offering and sale of [ ] New Shares to the Investing Public in Argentina (the “Argentine Offering Agreement”). In addition, the Bank and the Subscribing Shareholders have entered with [ ] and [ ] (the “Leading International Underwriters”) and, collectively with the Argentine Underwriters, the “Underwriters”) into an international offering agreement providing for the concurrent offering and sale of [ ] ADS in the United States of America and other jurisdictions outside of Argentina (the “International Offering Agreement”).
(f) The Subscribing Shareholders, pursuant to a rights assignment agreement, will assign to the Underwriters their Preemptive Righst over [ ] Class B New Shares to be issued as a consequence of the increase in capital stock of the Issuer (the “Assignment of Rights”), and the Underwriters, subject to the closing terms provided for in the International Offering Agreement and in the Argentine Offering Agreement,respectively, will exercise such Preemptive Rights for the purposes of placing the New Shares among the investing public at large.
(g) Pursuant to an agreement with the Issuer and subject to the provisions set forth herein, and for the purposes of ensuring to the Issuer the raising of the estimated net funds that it expects to receive from the subscription and/or placement of the New Shares, the Subscribing Shareholders intend to subscribe, in the proportions set forth in Annex I hereto and at the Subscription Price, any and all New Shares Offered to the Minority Shareholders as may have not been subscribed by the minority shareholders in the exercise of their Preemptive Rights during the Preferred Subscription Term (the “Remaining New Shares”).
(h)	On [ ] the Subscribing Shareholders have entered into an escrow agreement with [The Bank of New York], in its capacity as escrow agent (the “Escrow Agent”), for the purposes of ensuring compliance of their payment obligation hereunder (the “Escrow Agreement”).
NOW, THEREFORE, the parties to this Agreement agree as follows:
1. Subscription of Shares. Closing

(a) Subject to the terms and conditions set forth herein, the Subscribing Shareholders agree with the Issuer upon the subscription on a joint basis, at the Subscription Price fixed in accordance with the provisions of whereas (a) (vi) (z) of this Agreement [and the International Offering Agreement], of the aggregate of the Remaining New Shares in the proportions set forth in Annex I hereto; it being hereby agreed that the Issuer will pay the fees of the Underwriters relative to the Shares of the Subscribing Shareholders which proceeds shall have been allocated to purchase the Remaining New Shares.
(b) The Issuer will transfer the Remaining New Shares to the name of the Subscribing Shareholders in accordance with the proportions set forth in Annex I hereto, on or before the fifth stock exchange business day following the closing date of the Preferred Subscription Term or any other date within five (5) stock exchange business days of the latter, as agreed upon in writing by the Issuer and the Subscribing Shareholders (the “Closing Date”), to the accounts with Caja de Valores S.A. (“Caja de Valores”) listed in the instructions given in writing by each of the Subscribing Shareholders both to the Issuer and Caja de Valores. Concurrently therewith, on the Closing Date, the Issuer jointly with the Subscribing Shareholders shall instruct the Escrow Agent to release and transfer, net of the fees of the Underwriters which shall be for the Issuer’s account, the Subscription Price pertinent to the Remaining New Shares credited to each of them, through the transfer of the respective amount in United States dollars for the crediting thereof on the Closing Date, to the account or accounts abroad designated in writing by the Issuer. The transfer of the Remaining New Shares shall be credited through certificates issued by Caja de Valores evidencing the registration thereof in the name of each Subscribing Shareholder in the stock ledger of book-entry shares of the Issuer that is kept by Caja de Valores. Both the instructions of the Subscribing Shareholders addressed to Caja de Valores and to the Issuer (in connection with the accounts with Caja de Valores in which to credit the Remaining New Shares) as the instructions of the Issuer addressed to the Escrow Agent (in connection with the account to which to transfer the Subscription Price of the Remaining New Shares) shall be sent with a minimum advance of 2 (two) stock exchange business days of the Closing Date (the “Instructions”).
2. Conditions Precedent
     The obligation of the Subscribing Shareholders to subscribe and pay the Remaining New Shares on the Closing Date by virtue of the provisions of this Agreement, shall be subject to the prior compliance by the Issuer of its obligations hereunder, and to the compliance prior to the Closing Date of the following conditions:
     (a) On or before the Closing Date, the Subscribing Shareholders shall have received a certificate evidencing the authorizations for the public offering and listing of the New Shares issued by the CNV and by the BCBA and of the ADS issued by the SEC and by the NYSE.
     (b) On or before the Closing Date, the Caja de Valores shall have issued the authorizations and codes required in order for the New Shares to be subscribed by the investing public pursuant to the applicable regulations in force, and such authorizations and codes shall be in force.
     (c) On or before the Closing Date, there shall have been fully perfected the Assignment of Rights and the Underwriters shall have exercised the Preemptive Rights assigned in order to proceed to place the New Shares.
     (d) On or before the Closing Date, the aggregate of the Shares for the Investing Public and the New Shares Offered to the Minority Shareholders shall have been actually issued (if applicable), settled and credited.
     (e) No New Shares shall have been issued in violation of the Preemptive Rights or other rights of the shareholders of the Issuer.

     (f) With a minimum advance of two stock exchange business days to the Closing Date, the Instructions shall have been submitted in accordance to the provisions of paragraph 1 (b) above.
     (g) The proceeds of the placement of the aggregate of the Shares for the Investing Public outside of the Republic of Argentina shall have been deposited in the pertinent account, as the parties may agree in the Escrow Agreement.
3. Termination
     (a) In case that any of the Conditions Precedent set forth in Section 2 above had not been fulfilled on the occasion and manner provided for herein, any of the Parties may terminate this Agreement by written notice to the other sent on or before the Closing Date.
     (b) Similarly, the Subscribing Shareholders may individually or jointly terminate this Agreement through notice sent to the other parties on or before the Closing Date if at their exclusive criteria on or before such date: (i) it had occurred any event which implied or might imply a material adverse change in the condition (financial or otherwise), revenues, operations, legal framework, tax treatment, or prospects of the Issuer, whether or not arising in the ordinary course of business except for gross negligence or willful misconduct of the Issuer and/or their subsidiaries, directors or managers; or (ii) it had occurred any change, or event which might result in a modification in the domestic or international financial, political or economic condition or in the applicable regulations relative to tax, foreign exchange or capital markets matters, or in the construction of any of them, which had had or might have a material adverse effect on the Issuer or on the offering of New Shares, or (iii) it had occurred an outbreak or escalation of hostilities or war, or any other calamity or crisis affecting the Republic of Argentina; or (iv) the CNV, the SEC, the BCBA or the NYSE had cancelled or suspended the public offering or listing of the existing shares of the Issuer or of the New Shares or the ADS, in each case, or if there had been suspended the trading in general of securities in the BCBA or the NYSE, or if maximum and minimum prices had been set for the trading of securities in such markets, or if the CNV, the SEC, the BCBA or the NYSE or any other entity had fixed maximum price ranges for the listing or trading of securities; or (v) there had been declared a general moratorium on the commercial operations of banks or other institutional investors, whose material and adverse effect could affect the trading in the market of the existing shares of the Issuer or the New Shares, the successful completion of the offering, the development of a secondary market for the existing shares of the Bank or the New Shares, or the performance of this Agreement.
4. Notices
     All notices and other communications provided for hereunder shall be in writing and mailed or delivered, addressed as follows:
     If to the Subscribing Shareholders, individually, at:
     Sarmiento 447, Piso [ ], Ciudad Autónoma de Buenos Aires, C1041AAI, República Argentina.
     If to the Issuer, at:
     Sarmiento 447, Piso [ ], Ciudad Autónoma de Buenos Aires, C1041AAI, República Argentina.
or to such other domiciles as any of the Subscribing Shareholders or the Issuer may from time to time notify in writing to the other parties. All notices and other communications if delivered by mail shall be valid upon receipt thereof.

5. Applicable law and jurisdiction
     (a) This Agreement shall be governed by and construed in accordance with the Argentine law.
     (b) The parties irrevocably submit to the jurisdiction of the ordinary courts in commercial matters seating in the Autonomous City of Buenos Aires in respect of any suit, action, or proceeding arising hereunder or in connection herewith, and expressly waive any other forum or jurisdiction as may be available to them.

     IN WITNESS WHEREOF, the Parties have executed this agreement in five counterparts, of the same tenor and to a single effect, to be delivered one to each of the Subscribing Shareholders and one to the Issuer.

The Issuer
By

Name:
Title:

Jorge Horacio Brito

Delfín Jorge Ezequiel Carballo

Fernando Andrés Sansuste

Juan Pablo Brito Devoto

ANNEX I
SUBSCRIBING SHAREHOLDERS

Name of the Subscribing Shareholders	Proportion of the Remaining New Shares
to be subscribed
Jorge Horacio Brito
Delfín Jorge Ezequiel Carballo
Fernando Andrés Sansuste
Juan Pablo Brito Devoto
TOTAL	100%